Exhibit 2.1
AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
          AMENDMENT (hereinafter called this “Amendment”), dated as of July 18, 2007, among Vertrue Incorporated, a Delaware corporation (the “Company”), Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), to the Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), among the Company, Parent and Merger Sub. Unless otherwise specifically defined in this Amendment, each capitalized term used in this Amendment shall have the meaning assigned to such term in the Merger Agreement.
          WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement executed and delivered by the Company, Parent and Merger Sub; and
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved and declared advisable this Amendment.
          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:
1. Recital. The reference of Oak Investment Partners XII, L.P. shall be deleted from the definition of “Guarantors” in the Recital of the Merger Agreement.
2. Amendment to Section 4.1(a). Section 4.1(a) of the Merger Agreement is amended by replacing the phrase “$48.50 per Share in cash, without interest (the “Per Share Merger Consideration”)” with the phrase “$50.00 per Share in cash, without interest (the “Per Share Merger Consideration”)”.
3. Amendment to Section 5.1(b). The second sentence of Section 5.1(b) of the Merger Agreement is amended by inserting after the words “warrants or rights” the phrase “(except as provided in the Stockholder Protection Rights Agreement between the Company and American Stock Transfer & Trust Company, dated as of July 3, 2007 (the “Company Rights Plan”))”. Section 5.1(b) of the Company Disclosure Letter is hereby amended by inserting therein a reference to the Company Rights Plan.
4. Amendment to 5.1(c)(ii)(C). Section 5.1(c)(ii)(C) of the Merger Agreement is amended by restating Section 5.1(c)(ii)(C) in its entirety to read as follows:
“(C) (I) received the opinion of its financial advisor Jefferies Broadview (and the special committee of the board of directors of the Company has received the opinion of its financial advisor FTN Midwest Securities) on or prior to March 22,

2007 to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinions, to such holders, and (II) received a separate opinion of its financial advisor Jefferies Broadview (and the special committee of the board of directors of the Company has received a separate opinion of its financial advisor FTN Midwest Securities) on July 18, 2007 to the effect that the consideration to be received by the holders of the Shares in the Merger (upon giving effect to this Amendment) is fair from a financial point of view, as of the date of such opinions, to such holders.”
5. Amendment to Section 5.2(e)(ii). The reference to Oak Investment Partners XII, L.P. shall be deleted from the definition of “Equity Financing Commitments” in Section 5.2(e)(ii) of the Merger Agreement.
6. Amendment to Section 5.2. Section 5.2(k) of the Merger Agreement is deleted in its entirety.
7. Representations and Warranties of the Company.
     (a) Corporation Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment and, subject only to adoption of the Merger Agreement, as amended by this Amendment, by the Company Requisite Vote, to perform its obligations under the Merger Agreement, as amended by this Amendment, and to consummate the Merger. This Amendment has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (b) Approval. The board of directors of the Company has unanimously determined that it is in the best interests of the Company and its stockholders to enter into this Amendment and approved and declared advisable the Merger Agreement, as amended by this Amendment, and recommended adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company.
     (c) 203 Approval. The board of directors of the Company has unanimously approved the execution, delivery and performance of (i) the Merger Agreement, as amended by this Amendment, and the transactions contemplated thereby, including, without limitation, the Merger and (ii) the agreement, dated July 18, 2007 (the “Brencourt Agreement”), between Parent and Brencourt Advisors, LLC and the transactions contemplated thereby, in each case under Section 203 of the DGCL such that, assuming the representations and warranties set forth in Section 8(b) of this Amendment are true and correct, the Merger Agreement, as amended by this Amendment, and the transactions contemplated thereby, including, without limitation, the Merger, in each case shall not be subject to the restrictions of Section 203(a) of the DGCL if such restrictions might otherwise be applicable.

8. Representations and Warranties of Parent and Merger Sub.
     (a) Corporation Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment and, subject only to adoption of the Merger Agreement, as amended by this Amendment, by the Parent Requisite Vote, to perform its obligations under the Merger Agreement, as amended by this Amendment, and to consummate the Merger. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (b) Section 203 of the DGCL. Other than as a result of the execution, delivery and performance of the Brencourt Agreement by the parties thereto after the Brencourt Agreement was approved by the board of directors of the Company as provided in Section 7(c) of this Amendment, neither Parent nor Merger Sub is, and at no time since March 21, 2004 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
9. Miscellaneous Provisions.
     (a) No Further Amendment. Except as expressly amended by this Amendment, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein, the Company Disclosure Letter, the Parent Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.
     (b) Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and Parent, Merger Sub and the Company shall be bound by this Amendment. From and after the execution of this Amendment by Parent, Merger Sub and the Company, any reference to the Merger Agreement, the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed a reference to the Merger Agreement, the Company Disclosure Letter or the Parent Disclosure Letter as amended, respectively, by this Amendment.
     (c) Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment and to the Merger Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VERTRUE INCORPORATED

By	/s/ George W. M. Thomas

Name: George W.M. Thomas
Title: Senior Vice President and General Counsel

VELO HOLDINGS INC.

By	/s/ James Kovan

Name: James Koven
Title: Vice President and Secretary

VELO ACQUISITION INC.

By	/s/ James Kovan

Name: James Koven
Title: Vice President and Secretary